Exhibit 99.1

News Release

For Immediate Release

Investor Contact:

Steven J. Craig

Sr. Vice President Investor Relations and Administration

713-229-6300

Dune Energy, Inc. Announces Financial Restructuring Plan

HOUSTON, TX., Oct. 7, 2011 /PRNewswire/ — Dune Energy, Inc. (OTCBB:DUNR) (“Dune”) today announced that it has entered into a restructuring plan support agreement with noteholders (the “supporting noteholders”) who together hold approximately 90% of the aggregate principal amount of Dune’s outstanding 10-1/2% Senior Secured Notes due 2012 (the “notes”) as well as a similar restructuring plan support agreement with a holder (the “supporting preferred stockholder”) of approximately 64% of Dune’s issued and outstanding 10% Senior Redeemable Convertible Preferred Stock (the “preferred stock”). Pursuant to the support agreement, which sets forth the terms of Dune’s capital restructuring plan, Dune intends to seek to eliminate all of the notes and the related cash interest expense, through consummation of an exchange offer to acquire all the notes in exchange for a combination of Dune equity securities, and either cash or new debt securities in an aggregate amount of $50 million (if the offer is fully subscribed). If fully subscribed, the exchange offer would result in the ownership of 97.25% of Dune’s common stock on a post-restructuring basis by the noteholders. The support agreements also contemplate conversion of all of the outstanding preferred stock into $4.0 million in cash and 1.5% of Dune’s common stock on a post-restructuring basis. In addition, the contemplated restructuring would result in Dune’s current common stockholders holding 1.25% of Dune’s common stock on a post-restructuring basis. Dune plans to launch this out-of-court exchange offer as soon as practical, but no later than November 1, 2011.

As an alternative to the out-of-court exchange offer, Dune has also agreed in the support agreements to solicit consents from its noteholders to approve a prepackaged plan of reorganization in a bankruptcy proceeding (the “prepackaged plan”). In the event certain conditions to the exchange offer are not satisfied, Dune intends to pursue the prepackaged plan. If confirmed, the prepackaged plan would have principally the same effect as if 100% of the noteholders had tendered their notes in the exchange offer. If all conditions to consummating the exchange offer are satisfied, Dune will cease seeking support for the prepackaged plan.

Dune does not anticipate any business interruption in its operations during the restructuring process, regardless of whether the restructuring is completed out of court or in court. Under the proposed plan, Dune will continue its operations in the normal course. All vendors and suppliers will continue to be paid in full under normal terms in the ordinary course of business. The proposed plan contemplates a refinancing of Dune’s senior secured term loan, and provides that all of Dune’s creditor classes (other than the notes), including general unsecured creditors, will be “unimpaired” – i.e., will be paid in full for all valid, outstanding claims upon consummation of the plan to the extent they have not been paid previously; however there can be no assurance that the treatment of creditors outlined above will not change significantly. Implementation of the transactions contemplated by the support agreements are dependent on a number of factors and approvals.

Pursuant to their support agreement, the supporting noteholders have agreed to, among other things, (1) support and use commercially reasonable efforts to complete the capital restructuring plan, including by tendering their notes into the exchange offer and voting in favor of the prepackaged plan; and (2) not exercise remedies or direct the trustee to exercise remedies under the indenture governing the notes for any default or event of default that has occurred or may occur thereunder. However, the support agreement may be terminated upon the occurrence or failure to occur of certain events generally related to progress towards consummation of the restructuring. Additional details related to the restructuring plan can be found in the restructuring support agreements, which will included as an exhibit to Dune’s Current Report on Form 8-K filed with the Securities and Exchange Commission (the “SEC”).

This press release does not constitute an offer to purchase, a solicitation of an offer to purchase, or a solicitation of an offer to sell securities. Dune has not yet commenced the exchange offer or prepackaged plan referred to above. In the event the capital restructuring plan is implemented pursuant to the prepackaged plan, such restructuring plan is dependent upon a number of factors, including: the filing of the prepackaged plan; the approval of a disclosure statement; and the confirmation and consummation of the prepackaged plan in accordance with the provisions of the Bankruptcy Code.

James A. Watt, Dune’s President and Chief Executive Officer, stated, “We have been negotiating with our noteholders and preferred stockholders since 2008 to allow for restructuring of our balance sheet in a manner that would provide us the ability to access the upside of our asset base. This agreement will allow us that option post the restructuring.”

Forward-looking Statements:

This press release contains forward-looking statements (within the meaning of Section 27A of the Securities Act of 1933 and Section 21 E of the Securities Exchange Act of 1934), which are based on management’s current expectations and are subject to uncertainties and changes in circumstances. Words and expressions reflecting something other than historical fact are intended to identify forward-looking statements, but are not the exclusive means of identifying such statements. Dune’s actual results could differ materially from those anticipated in forward-looking statements as a result of a variety of factors, including those discussed in “Risk Factors” included in Dune’s Annual Report on Form 10-K for the year ended December 31, 2010, which should be read in conjunction with Dune’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2011, including the risk factors contained therein. We caution you not to place undue reliance on these forward-looking statements. Further, factors that could cause actual results to differ materially from forward-looking statements include, but are not limited to, the following: Dune’s inability to receive requisite noteholder participation in the exchange offer and requisite votes from the holders of its preferred stock, a bankruptcy court’s refusal to confirm the prepackaged plan and Dune’s failure to consummate the exchange offer or the prepackaged plan for any other foreseen or unforeseen reason.

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SOURCE Dune Energy, Inc.

CONTACT: Investors, Steven J. Craig, Sr. Vice President Investor Relations and Administration, Dune Energy, Inc., +1-713-229-6300